Exhibit 99.1

                   LION Announces Third Quarter 2004 Results;
                Revenue is up 94% Compared to Third Quarter 2003

     SEATTLE--(BUSINESS WIRE)--Oct. 27, 2004--LION, Inc. (OTCBB:LINN), a leading provider of mortgage technology solutions that streamline the mortgage fulfillment process, today announced its financial results for the three and nine months ended September 30, 2004.
     Revenue for the third quarter increased 94% to $3,574,211 from $1,843,754 for third quarter 2003 and was essentially flat when compared to the second quarter of 2004. Revenue for the first nine months of 2004 increased 103% to $11,020,486 from $5,435,424 for same period in 2003.
     The Company reported net income of $112,939 for third quarter 2004, an increase of 26% compared to $89,407 for third quarter 2003, and net income of $503,248 or $.014 per share for the first nine months of 2004, an increase of 44% compared to $349,864 or $.010 per share for the same period in 2003. The Company reported operating income of $62,394 for the third quarter 2004 compared to $93,470 in the same period in the prior year, rebounding from a second quarter 2004 operating loss of $44,316. The Company reported operating income of $27,558 for the first nine months of 2004 compared to $361,806 for the same period in 2003. Operating income includes stock option expense of $205,651 and $15,831 for the nine month periods ended September 30, 2004 and 2003, respectively, and $54,476 and $10,172 for the three month periods ended September 30, 2004 and 2003, respectively.
     "Our results for the third quarter and year to date demonstrate the success we have achieved in key areas that support improved long term financial and operating performance," stated Randall D. Miles, Chairman and CEO of LION, Inc. "We have continued to make progress with the integration of our December 2003 acquisition of Ignition Mortgage Technology Solution assets and, as a result, have reported decreasing overall operating expenses in each of the second and third quarters of 2004. Earlier this week at the Mortgage Banker's Association annual national conference in San Francisco, we unveiled a new product suite that fuses LION's key marketing technology with the core transactional platform acquired from Ignition last year. Development of the product suite is but one of the opportunities made possible by the acquisition, which is expected to contribute to our growth in the next twelve months and beyond.
     "We recently announced the acquisition of Tuttle Risk Management Services Inc., or TRMS, our second acquisition in the last ten months, and anticipate its immediate contribution to revenue and earnings growth including an approximate contribution of $500,000 in revenue in the fourth quarter. Our business continues to perform well and we have continued to build a stronger balance sheet while strengthening our product offerings and platform. Our cash balance at the end of the third quarter remained steady at $3.6 million, and as a result of the acquisition of TRMS and positive cash flows anticipated from fourth quarter operations, we expect our cash position to continue to strengthen to between $4 million and $4.5 million by year end.
     "We are also pleased to initiate, beginning today at 4:30 p.m. EDT, quarterly earnings conference calls so that we can provide our shareholders additional opportunities to follow the Company's progress. Our acquisitions and recent product announcements, we believe, will propel the Company's revenue growth and profitability both now and in the future."

     Third Quarter 2004 Highlights

     -- Acquisition of Tuttle Risk Management Services Inc. to solidify risk management customer base, extend distribution channel and expand service offerings.

     -- Named by Deloitte & Touche as one of the top 50 fastest growing technology companies in the State of Washington for 2004.

     -- Mortgage 101 service offering converted to XML format to extend availability to wireless handheld and other devices.

     -- 4,500 new Realtors added to realtor affiliate program bringing total to over 46,000.

     -- 988 new Corporate Pro and Corporate Retail Web Site users added, bringing the total to over 5,000.

     Conference Call Details

     LION, Inc. will host a conference call to discuss its third quarter 2004 financial results at 4:30 p.m. EDT today. Participants may join the conference call by dialing 800-561-2731 (for U.S. participants) ten minutes prior to the start of the conference. International participants can dial 617-614-3528. The conference passcode number is 65654215. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.lioninc.com. A replay of the conference call will be available on the Company's web site.

     About LION, Inc.

     LION, Inc. is a leading provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communications tools. LION has offices in Washington, California and Colorado. For more information, please visit www.lioninc.com.

     This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of October 27, 2004, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2003, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.


                                   LION, Inc.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                        Three months ended       Nine months ended
                           September 30,            September 30,
                      ----------------------- ------------------------
                         2004        2003         2004        2003
                       ----------  ----------  -----------  ----------

Revenues              $3,574,211  $1,843,754  $11,020,486  $5,435,424

Expenses
  Direct costs         1,276,822     400,697    4,069,452   1,054,634
  Selling and
   marketing             477,296     564,463    1,525,961   1,724,543
  General and
   administrative        993,968     602,752    3,058,395   1,707,804
  Research and
   development           611,194      57,435    1,908,001     235,964
  Depreciation and
   amortization          152,537     124,937      431,119     350,673
                       ----------  ----------  -----------  ----------
                       3,511,817   1,750,284   10,992,928   5,073,618
                       ----------  ----------  -----------  ----------
       Operating
        income            62,394      93,470       27,558     361,806

Other income
 (expense) - net          (1,145)     (4,063)     426,019     (11,942)
                       ----------  ----------  -----------  ----------

       Net income
        before tax        61,249      89,407      453,577     349,864

Income tax benefit       (51,690)          -      (49,681)          -
                       ----------  ----------  -----------  ----------

       NET INCOME     $  112,939  $   89,407  $   503,258  $  349,864
                       ==========  ==========  ===========  ==========
Net income per common
 share,
  Basic               $        -  $        -  $       .02  $      .01
                       ==========  ==========  ===========  ==========
  Diluted             $        -  $        -  $       .01  $      .01
                       ==========  ==========  ===========  ==========


                                   LION, Inc.
                            CONDENSED BALANCE SHEETS
                                     ASSETS

                                                Sept. 30,   Dec. 31,
                                                  2004        2003
                                               (Unaudited)
                                               -----------  ----------
CURRENT ASSETS
  Cash and cash equivalents                    $3,612,081  $2,883,314
  Accounts receivable - net                     1,964,145   2,141,264
  Other receivables                                     -     620,708
  Prepaid expenses and other                      645,032     361,975
                                                ----------  ----------
       Total current assets                     6,221,258   6,007,261

PROPERTY AND EQUIPMENT, net                       968,509   1,025,153

OTHER ASSETS
  Goodwill - net                                  273,955     273,955
  Other assets                                     82,908      82,908
                                                ----------  ----------
                                               $7,546,630  $7,389,277
                                                ==========  ==========

CURRENT LIABILITIES
  Accounts payable                             $  302,188  $  189,727
  Accrued liabilities                             992,635   1,647,931
  Current maturities of long-term obligations      66,937      82,452
  Deferred revenue                              1,121,758   1,306,224
                                                ----------  ----------
       Total current liabilities                2,483,518   3,226,334

LONG-TERM OBLIGATIONS, less current maturities     38,611      85,822

STOCKHOLDERS' EQUITY                            5,024,501   4,077,121
                                                ----------  ----------
                                               $7,546,630  $7,389,277
                                                ==========  ==========

     CONTACT: LION, Inc.
              Dave Stedman, 800-546-6463